Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD THIRD QUARTER
AND FIRST THREE QUARTERS SALES AND EARNINGS

MATTHEWS, NC, June 24, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,298 stores in 43 states, reported the highest sales and earnings for any third quarter and first three quarters in the Company’s history. For the third quarter ended May 29, 2004, sales were $1,310.2 million, or 11.3% above sales of $1,176.9 million for the third quarter ended May 31, 2003. Net income was $73.8 million, or 6.0% above net income of $69.6 million for the third quarter of the prior fiscal year, and net income per diluted share increased to $.43 from $.40.

For the three quarters ended May 29, 2004, sales were $3,957.6 million, or 11.7% above sales of $3,541.7 million for the three quarters ended May 31, 2003. Net income for the three quarters ended May 29, 2004, was $219.7 million, or 10.0% above net income of $199.8 million for the three quarters ended May 31, 2003, and net income per diluted share increased to $1.27 from $1.15.

The sales gains are attributable to increased sales in existing stores and to sales in new stores opened as part of the Company’s store expansion program.  Sales in existing stores increased approximately 1.9% in the third quarter ended May 29, 2004, above the third quarter last fiscal year, including an increase of approximately 3.4% in sales of hardlines and a decrease of approximately 3.4% in sales of softlines.  The customer count, as measured by the number of register transactions in existing stores, was at the same level in both quarters and the average transaction increased approximately 1.7% to $8.87.

Sales in existing stores increased approximately 2.2% in the three quarters ended May 29, 2004, above the comparable period last fiscal year, including an increase of approximately 3.2% in sales of hardlines and a decrease of approximately 1.2% in sales of softlines.  The customer count increased approximately 1.1% and the average transaction increased approximately 1.0% to $9.04.

During the first three quarters ended May 29, 2004, 297 stores opened and 55 stores closed, compared to the opening of 285 stores and the closing of 62 stores in the first three quarters last year.  The Company’s current plan is to open about 500 stores and close 64 stores during the current fiscal year ending August 28, 2004.

The 6% increase in net income in the third quarter ended May 29, 2004, was achieved in a difficult economic environment, marked by rising energy prices, for the Company’s low to low-middle income customer base.  Sales of basic consumable merchandise, such as household chemicals, paper products and food, continued to be satisfactory.  However, sales of more discretionary merchandise, including hanging apparel, domestics, giftwear and seasonal goods were below the Company’s plan.  The below plan sales and continued increases in insurance costs, including workers’ compensation, contributed to the deleveraging of expenses.  Expenses as a percent to sales increased from 25.4% in the third quarter last year to 26.0% in the third quarter this year.  The increase in expenses was partially offset in the third quarter by an increase in the gross profit margin as a percent to sales from 34.7% in the third quarter last year to 34.9% in the third quarter this year.  This improvement is attributable to a change in the treatment of certain vendor allowances in conformity with a recent accounting pronouncement which also contributed to the increase in the third quarter this year in expenses as a percent to sales.  The gross profit margin as a percent to sales in the third quarter was positively impacted by lower levels of markdowns as a result of purchasing seasonal goods on a conservative basis and better allocation of those goods to the stores, and adversely impacted by increased shrinkage and freight costs.

The Company’s inventories at the end of the third quarter this year were approximately 8.5% higher on a per store basis than at the end of the third quarter last year.  In a difficult sales environment, the Company became more aggressive in assuring that the stores were amply stocked with the basic consumable goods customers need day-in and day-out.  The additional inventories in the stores are primarily these consumable goods, as apparel inventories were only approximately 1.5% higher on a per store basis.  The Company expects consumables inventories to be at more normal levels at the end of the fourth quarter.

As previously announced, the Company’s plan is for sales in existing stores in the fourth quarter ending August 28, 2004, to increase in the 2% to 4% range.  The Company also confirmed that its plan is for net income per diluted share of Common Stock in the fourth quarter ending August 28, 2004, to increase approximately 8% to 12%.

The Company also announced that it will continue its aggressive store opening program in fiscal 2005.  Preliminary plans are to open about 500 to 560 stores and close 60 to 70 stores resulting in about 8% to 9% net new store growth and 9% to 10% net square footage growth in the fiscal year beginning August 29, 2004.  To achieve this target, the Company is retaining real estate brokers in certain major metropolitan areas and also is adding personnel to its Real Estate Department.  Urban markets will continue to be the focus, but additional resources also are being allocated to small and mid-sized towns, where new stores can often be opened more quickly and predictably.

To support the focus on urban markets, new and expanded initiatives are being planned and implemented to enhance operating performance.  The Company believes that investments in process changes, technology, training and people offer significant opportunities to improve consumers’ shopping experience in these underserved markets.  Howard R. Levine, Chairman and Chief Executive Officer, concluded that:  “While we are achieving good results in urban markets, these markets offer the greatest opportunities for improvement in our store operations.  Based on what we have learned from operating stores in urban areas for many years, during the next twelve months initiatives will be implemented in about thirty of our largest metropolitan markets covering more than 1,000 stores.  These initiatives will result in better execution of our merchandising concept in urban markets and lead to increased sales and earnings for our Company.”

The Company also announced that in the third quarter ended May 29, 2004, it had purchased in the open market 3,075,800 shares of the Company’s Common Stock at a cost of $95,828,000.  An additional 460,000 shares of Common Stock have been purchased in the open market in June 2004 at a cost of $15,367,000.  Under the current authorization from the Board of Directors, the Company may purchase up to an additional 3.3 million shares of Common Stock.

Family Dollar will host a conference call on Thursday, June 24, 2004, at 10:00 A.M. ET to discuss the financial results for the third quarter ended May 29, 2004.  If you wish to listen, please dial 1-888-791-5525 for domestic USA calls and 1-773-756-4619 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”

A replay of the call will be available from 12:00 Noon ET, June 24, 2004, through June 25, 2004, by dialing 1-800-216-3057 for domestic USA calls and 1-402-220-3763 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, June 24, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Comparable operating results (unaudited) are as follows:

(In thousands, except per share amounts)

	For the Third Quarter Ended
	May 29, 2004	May 31, 2003

Net Sales	$1,310,159	$1,176,877

Cost of Sales	852,783	768,495

Gross Margin	457,376	408,382

Selling, General and Administrative Expenses	341,140	298,767

Income Before Income Taxes	116,236	109,615

Income Taxes	42,426	40,010

Net Income	73,810	69,605

Net Income Per Common Share-Basic	$.43	$.40

Average Shares-Basic	170,862	172,075

Net Income Per Common Share-Diluted	$.43	$.40

Average Shares-Diluted	171,571	173,049

Dividends Declared Per Common Share	$.08-1/2	$.07-1/2

	For the Three Quarters Ended
	May 29, 2004	May 31, 2003

Net Sales	$3,957,640	3,541,697

Cost of Sales	2,595,125	2,334,962

Gross Margin	1,362,515	1,206,735

Selling, General and Administrative Expenses	1,016,526	892,092

Income Before Income Taxes	345,989	314,643

Income Taxes	126,286	114,845

Net Income	219,703	199,798

Net Income Per Common Share-Basic	$1.28	$1.16

Average Shares-Basic	171,759	172,434

Net Income Per Common Share-Diluted	$1.27	$1.15

Average Shares-Diluted	172,736	173,344

Dividends Declared Per Common Share	$.24-1/2	$.21-1/2

Consolidated Condensed Balance Sheets (unaudited)

(In thousands, except share amounts)

	May 29, 2004	May 31, 2003	August 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$196,451	$246,399	$206,731

Merchandise inventories	912,510	771,809	854,370

Deferred income taxes	70,016	53,415	61,769

Prepayments and other current assets	34,252	30,964	33,622

Total current assets	$1,213,229	$1,102,587	$1,156,492

Property and equipment, net	866,176	757,038	812,123

Other assets	16,096	13,931	17,080

	$2,095,501	$1,873,556	$1,985,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:

Accounts payable and accrued liabilities	$627,423	$523,785	$594,660

Income taxes payable	3,869	4,602	671

Total current liabilities	631,292	528,387	595,331

Deferred income taxes	$89,964	$75,393	$79,395

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares	$18,746	$18,665	$18,691

Capital in excess of par	102,090	81,051	87,457

Retained earnings	1,493,442	1,280,839	1,315,600

	1,614,278	1,380,555	1,421,748

Less common stock held in treasury, at cost	240,033	110,779	110,779

	1,374,245	1,269,776	1,310,969

	$2,095,501	$1,873,556	$1,985,695

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